UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.            )

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Urstadt Biddle Properties Inc.
(Name of Registrant as Specified In Its Charter)

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For Immediate Release

Contact:	Willing L. Biddle, CEO or
John T. Hayes, CFO
Urstadt Biddle Properties Inc.
(203) 863-8200

Urstadt Biddle Properties Inc. 2020 Annual Meeting of Stockholders

Greenwich, Connecticut, March 16, 2020 -- Urstadt Biddle Properties Inc. (NYSE: UBA and UBP), a real estate investment trust, today announced that given recent actions necessitated by public health and safety concerns over COVID-19, including closures of public spaces, offices and other facilities, the Company is taking additional steps to implement social distancing and safety measures while ensuring the integrity of its 2020 Annual Meeting of Stockholders scheduled to be held at 2:00 p.m. on Wednesday, March 18, 2020 at Six Landmark Square, Stamford, CT 06901. To that end, the Company strongly advises any stockholders who plan on attending the meeting to contact the Company in advance by calling 203-863-8200 to advise us of your attendance. This information will assist us in implementing appropriate safety measures, contacting you regarding any changes and/or determining whether an adjournment of the 2020 Annual Meeting of Stockholders is warranted. We thank you in advance for your cooperation.

Urstadt Biddle Properties Inc. is a self-administered equity real estate investment trust which owns or has equity interests in 81 properties containing approximately 5.3 million square feet of space. Listed on the New York Stock Exchange since 1970, it provides investors with a means of participating in ownership of income-producing properties. It has paid 200 consecutive quarters of uninterrupted dividends to its shareholders since its inception and has raised total dividends to its shareholders for the last 26 consecutive years.

Certain statements contained herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among other things, risks associated with the timing of and costs associated with property improvements, financing commitments and general competitive factors.